UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2008

EXACTECH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	0-28240	59-2603930
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2320 NW 66th Court

Gainesville, Florida 32653

(Address of Principal Executive Office)

Registrant’s telephone number, including area code (352) 377-1140

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On June 13, 2008, Exactech, Inc., a Florida corporation (the “Company”) entered into a revolving credit agreement for an aggregate principal amount of $40 million (“Credit Agreement”) with SunTrust Bank, a Georgia banking corporation (“SunTrust”) as administrative agent and swingline lender and other lenders from time to time party. The credit agreement is composed of a revolving credit line in an amount equal to $25 million between the Company and SunTrust, and a revolving credit line in an amount equal to $15 million between the Company and Compass Bank, a Georgia banking corporation (“Compass”). Included in the credit agreement is a swingline note for $3 million, whereby excess bank account cash balance is swept into the swingline to reduce the outstanding balance. Interest on the notes consist of annual LIBOR, adjusted monthly, and an applicable margin, ranging from 1.25 % to 2.00%, based on a ratio of funded debt to EBITDA. The Credit Agreement has a five year term and the lending commitments under it terminate on June 13, 2013, with the swingline commitment terminating and all outstanding amounts thereunder due in full one week prior to the revolver note. The obligations under the Credit Agreement have been guaranteed by the domestic subsidiaries of the Company under the terms of a subsidiary guarantee and are secured by a security interest granted in all of the assets of the Company to the lenders party to the Credit Agreement.

The outstanding balance under the Credit Agreement may be prepaid at any time without premiums or penalties. Upon an event of default the commitment will be terminated, all principal and interest will be payable immediately and begin to accrue interest at a default rate equal to the applicable rate in effect plus five percentage points.

The Credit Agreement includes certain covenants and terms that place certain restrictions on the Company’s ability to incur additional debt, incur additional liens, engage in certain investments, effect certain mergers, declare or pay dividends, effect certain sales of assets, or engage in certain transactions with affiliates, sale and leaseback transactions, hedging agreements, or capital expenditures. Additionally, there are restrictions against the Company using the proceeds borrowed under this facility for funding its foreign subsidiaries unless such foreign subsidiaries are included in the facility by virtue of execution of a subsidiary guarantee or pledge of the capital stock of such foreign subsidiary. The Company is also subject to several financial covenants regarding the ratio of its debt to EBIDTA and fixed charge coverage ratio.

The Company paid closing costs of $93,000, which it expects to expense over the life of the Credit Agreement. Additional administrative fees will be due and expensed each fiscal quarter based on a percentage of the unused revolver balance. Upon closing of the Credit Agreement the Company used proceeds of $7.1 million to repay in full the revolving credit facility the Company held with Merrill Lynch Business Financial Services, Inc.

Other than the Company’s relationship with SunTrust Bank and Compass Bank Capital Source as borrower with respect to other loans provided by such banks to the Company, which loans have been previously disclosed in the Company’s other reports filed with the Securities and Exchange commission, the Company is not aware of any material relationship between the Company and either of SunTrust Bank or Compass Bank.

The foregoing summary of the Credit Agreement and guarantees is incomplete and is qualified in its entirety by reference to the loan agreements, which are attached hereto as Exhibits 10.80 through 10.85 and incorporated herein by reference.

The Company’s press release announcing the closing of the Credit Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

See Item 1.01 above, which disclosures are incorporated herein by reference. In connection with the closing of the Credit Agreement described above, the Company utilized the proceeds to satisfy and pay in full the revolving credit facility the Company held with Merrill Lynch Business Financial Services, Inc, of which $7.1 million of principal and interest was outstanding on June 13, 2008 prior to satisfying the agreement.

Item 2.03	Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.80	Revolving Credit Agreement, dated June 13, 2008, by and among Exactech, Inc., the lenders from time to time party hereto, SunTrust Bank , as administrative agent, swingline lender, and lender, and Compass Bank, as lender.

10.81	Form of Revolving Credit Note

10.82	Form of Swingline Note

10.83	Security Agreement, dated June 13, 2008, by and among Exactech, Inc. and its subsidiaries, and SunTrust Bank, as administrative agent.

10.84	Indemnity, Subrogation And Contribution Agreement, dated June 13, 2008, by and among Exactech, Inc. and its subsidiaries, and SunTrust Bank, as administrative agent.

10.85	Subsidiary Guarantee Agreement, dated June 13, 2008, by and among the subsidiaries of Exactech, and SunTrust Bank, as administrative agent.

99.1	Press Release issued by the Company on June 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACTECH, INC.

Date:	June 19, 2008	By:	/s/ Joel C. Phillips
Joel C. Phillips
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.80	Revolving Credit Agreement, dated June 13, 2008, by and among Exactech, Inc., the lenders from time to time party hereto, SunTrust Bank , as administrative agent, swingline lender, and lender, and Compass Bank, as lender.

10.81	Form of Revolving Credit Note

10.82	Form of Swingline Note

10.83	Security Agreement, dated June 13, 2008, by and among Exactech, Inc. and its subsidiaries, and SunTrust Bank, as administrative agent.

10.84	Indemnity, Subrogation And Contribution Agreement, dated June 13, 2008, by and among Exactech, Inc. and its subsidiaries, and SunTrust Bank, as administrative agent.

10.85	Subsidiary Guarantee Agreement, dated June 13, 2008, by and among the subsidiaries of Exactech, and SunTrust Bank, as administrative agent.

99.1	Press Release issued by the Company on June 16, 2008.